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FOR IMMEDIATE RELEASE

For additional information contact:

    Leigh Salvo
    TCSI Corporation, +1 510-749-8653
    lsalvo@tcsi.com

                TCSI Announces Chief Executive Officer Changes

ALAMEDA, CA - December 20, 1999 - TCSI Corporation announced today that the Board of Directors has named Norman E. Friedmann, Ph.D., a Director of TCSI since 1998, as interim President and Chief Executive Officer. He will fill vacancies in these positions resulting from the resignation of Ram Banin, Ph.D., effective December 17, 1999. The Company announced that it would commence a search for a permanent Chief Executive Officer immediately.

Since its founding in 1990, Friedmann has managed Friedmann Enterprises, which provides investment capital and management expertise to early stage Internet technology companies. Concurrent with his responsibilities at Friedmann Enterprises, he served as Executive Vice President and Chief Operating Officer of Herbalife International, Inc. from 1992 to 1995. Previously, Friedmann served as President, Chief Executive Officer, and member of the Board of Directors of Daisy Systems from 1987 to 1989. Daisy Systems provided computer aided engineering and design software for integrated circuit design and printed circuit board layout. Previously, Friedmann served as President, Chief Executive Officer, and Chairman of the Board of Cordura Corporation, a company he founded in 1965. Cordura Corporation developed software systems for compiling and distributing on-line databases in the automotive insurance and healthcare industries. Friedmann serves on the Board of Governors of UCLA and is the founder and donor of the Friedmann Chair in Knowledge Sciences at UCLA.

Friedmann, on behalf of the Board of Directors, stated, "We greatly appreciate Ram's contributions during his seven and a half years with TCSI. He was instrumental in guiding the Company's focus to telecom software products. We wish him the best."

About TCSI Corporation

TCSI is a leading provider of integrated software products and services for the global telecom industry. A recognized innovator in component-based applications technology, TCSI products and services enable telecom service providers, equipment manufacturers, and systems integrators to rapidly meet the growing demand for automated management of a wide range of networks and services. The Company offers SolutionCore(R), a telecom applications development and deployment platform, SolutionSuites(R), sets of packaged, highly-configurable OSS applications, and SolutionServices(tm), specialized OSS related consulting services. TCSI serves its customers in offices throughout North America, Europe, and the Pacific Rim. TCSI is located at 1080 Marina Village Parkway, Alameda, CA, 94501, +1 510-749-8500, fax: +1 510-749-8700, http://www.tcsi.com
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